As filed with the Securities and Exchange Commission on March 1, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virtu Financial, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0420206 (IRS Employer Identification No.)

300 Vesey Street

New York, NY 10282

(Address, including zip code, of Registrant’s principal executive offices)

AMENDED AND RESTATED INVESTMENT TECHNOLOGY GROUP, INC.
2007 OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the plan)

Douglas A. Cifu

Chief Executive Officer

300 Vesey Street

New York, NY 10282

(212) 418-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A common stock, par value $0.00001 per share	3,727,434 shares	$25.07	$93,446,770.38	$11,325.75

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)   Represents (a) 156,130 shares of Class A common stock, par value $0.00001 per share of the Registrant (“Class A common shares”) issuable pursuant to stock option awards under the Amended and Restated Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Assumed Plan”) (b) 2,340,898 Class A common shares issuable pursuant to restricted stock unit awards and deferred stock unit awards under the Assumed Plan, and (c) 1,230,406 Class A common shares that remain available for issuance pursuant to the Assumed Plan.

(3)   Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of the Class A common stock reported by the NASDAQ Stock Market LLC as of February 27, 2019.

EXPLANATORY NOTE

On November 6, 2018, Virtu Financial, Inc. (“we”, “Virtu”, the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Impala Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Registrant (“Merger Sub”), and Investment Technology Group, Inc., a Delaware corporation (the “Target”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into the Target, with the Target surviving the Merger as a wholly owned subsidiary of the Registrant. Pursuant to the Merger Agreement, at the Effective Time, among other things, the Registrant assumed the Amended and Restated Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan, dated as of June 8, 2017 (the “Assumed Plan”) and certain stock option awards, restricted stock unit awards, deferred stock unit awards and performance stock unit awards granted under the Assumed Plan (the “Assumed Awards”). The Assumed Awards are subject to the same terms and conditions that were applicable to them under the Assumed Plan, except that (i) the Assumed Awards relate to shares of Class A common stock, par value $0.00001 per share, of the Registrant (the “Class A common stock”), (ii) the number of shares of Class A common stock subject to the Assumed Awards was the result of an adjustment based upon an Exchange Ratio (as defined in the Merger Agreement) and (iii) the performance share unit awards were converted into adjusted restricted stock unit awards, which are no longer subject to any performance based vesting conditions. The aggregate number of shares of Class A common stock to be subject to such Assumed Awards will be 2,497,028 and the aggregate number of shares of Class A common stock that remain issuable pursuant to the Assumed Plan will be 1,230,406. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.              The description of the Class A common stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 16, 2015, and any amendment or report filed for the purpose of updating any such description;

2.              The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 13, 2018;

3.              The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 7, 2018;

4.              The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission on August 6, 2018;

5.              The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission on November 8, 2018;

6.              The Company’s Current Reports on Form 8-K, filed with the Commission on January 8, 2018, February 8, 2018, May 4, 2018, May 15, 2018, June 6, 2018, July 27, 2018, September 7, 2018, September 19, 2018, November 7, 2018, November 8, 2018, November 21, 2018, December 12, 2018, January 8, 2019, January 18, 2019, January 25, 2019 and February 7, 2019; and

7.              The portions of the Definitive Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on April 25, 2018 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding (other than an action by or in right of the corporation) because the person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in any such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation also provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

We maintain directors’ and officers’ liability insurance for our officers and directors.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 8. Exhibits

Exhibits	Description

4.1

Amended and Restated Certificate of Incorporation of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.1 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.2	Amended and Restated By-laws of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.2 to Virtu Financial, Inc.’s Quarterly Report on Form 10-Q filed on May 29, 2015).

4.3*	Amended and Restated Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

* Filed herewith.

Item 9. Undertakings

The Registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibits	Description

4.1

Amended and Restated Certificate of Incorporation of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.1 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.2	Amended and Restated By-laws of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.2 to Virtu Financial, Inc.’s Quarterly Report on Form 10-Q filed on May 29, 2015).

4.3*	Amended and Restated Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Virtu Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 1, 2019.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Douglas A. Cifu and Joseph Molluso, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed on March 1, 2019, by the following persons in the capacities indicated.

Signature	Title

/s/ Douglas A. Cifu	Chief Executive Officer (Principal Executive Officer) and Director
Douglas A. Cifu

/s/ Joseph Molluso	Chief Financial Officer
Joseph Molluso	(Principal Financial and Accounting Officer)

/s/ Vincent Viola	Founder and Chairman Emeritus
Vincent Viola

/s/ William F. Cruger, Jr.	Director
William F. Cruger, Jr.

/s/ Joseph J. Grano	Director
Joseph J. Grano

/s/ Robert Greifeld	Director
Robert Greifeld

/s/ Glenn Hutchins	Director
Glenn Hutchins

/s/ John D. Nixon	Director
John D. Nixon

/s/ Christopher C. Quick	Director
Christopher C. Quick

/s/ John F. Sandner	Director
John F. Sandner

/s/ David Urban	Director
David Urban

/s/ Michael T. Viola	Director
Michael T. Viola